Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor and Media Contact

Randy Lay (CEO)

Universal Access

(312) 881-4332

Universal Access Files for Bankruptcy Court Protection

Operations to Continue Normally

Filing Does Not Apply to Non-U.S. Entities

CHICAGO, IL (August 4, 2004) Universal Access Global Holdings Inc. (NASDAQ: UAXS) (the “Company”) announced today that the Company and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois.  The filings will enable the Company and its U.S. subsidiaries to continue to conduct business without interruption while it implements its reorganization plan.

The Company’s non-U.S. subsidiaries are not included in the filing and will also continue to operate normally.

“We believe that Chapter 11 is the best available solution for Universal Access,” said Randy Lay, Chief Executive Officer and President of Universal Access.  “It will permit us to create the greatest possible value for our creditors, and to continue to deliver high quality off-network private line circuits to our carrier, cable, and government customers.   I want to stress that service will not be interrupted.  We will continue to provide our customers with the same high levels of service they have come to expect from us.”   Mr. Lay added,  “while in Chapter 11, we will continue to eliminate expenses that are not core to our current business, in order to position Universal Access for future long-term success.”

ABOUT UNIVERSAL ACCESS

Universal Access (NASDAQ: UAXS) is a leading communications network integrator for carriers and service providers expanding into markets and areas beyond their own network presence. Founded in 1997, the company is a single, independent source of analysis, design, planning and provisioning (installing) of end-to-end data/voice circuits and networks. Universal Access provides network connectivity services, software and information products – including the industry-leading LattisTM tariff pricing software – to over 200 U.S. and international telecom carriers, cable companies, system integrators, government and enterprise customers. Over the past seven years, Universal Access has created the industry’s leading network infrastructure database, the Universal Information Exchange (UIX®). The UIX holds real-time information on the availability, location, and prices for thousands of data and voice circuit connections, and covers 145 million physical U.S. telecom locations collected from more than 400 carriers and other sources.  For further information about Universal Access, visit the company’s Web site at www.universalaccess.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements based on current expectations, forecasts and assumptions. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including risks and uncertainties concerning the implementation of the proposed bankruptcy restructuring and the need to obtain bankruptcy court approval of various matters from time to time.  For other risks and uncertainties applicable to our business, refer to our Securities and Exchange Commission filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.